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                                                                     Exhibit #13



                     INVESTMENT REPRESENTATIONS OF PURCHASER


          The undersigned, Golden West Financial Corporation ("Purchaser") represents and warrants to Atlas Assets, Inc. (the "Company") as follows:

Purchaser is acquiring shares of beneficial interest of the Atlas Assets, Inc. series (collectively, the "Funds") as follows:

                  Fund                                 Shares

  Atlas Tax Free Money Fund                            20,000
  Atlas California Double Tax Free Money Fund          20,000
  Atlas Tax Free Income Fund                            2,000
  Atlas California Double Tax Free Income Fund          2,000
  Atlas U.S. Government and Mortgage Securities Fund    2,000

Purchaser is acquiring such shares (hereinafter referred to as the "Stock") for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution of such Stock, nor with any present intention of distributing or selling such Stock, but subject, nevertheless, to any requirement of law that the disposition of its property should at all times be and remain within its control.

          (b) Purchaser understands and agrees that the Stock has not been registered under the Securities Act of 1933 ("1933 Act") nor qualified under any state securities laws, and that the Stock may not be sold or otherwise transferred by it in the absence of such registration or qualification or an exemption being available therefrom under the 1933 Act and any applicable state securities law. Purchaser confirms that it has consulted with counsel with respect to such limitations on resale to the public of the Stock being acquired by it hereunder.

          (c) (i) Purchaser acknowledges that Purchaser has received and read and is familiar with all material information relating to the Company and the Funds and its and their business and prospects, that Purchaser was able to ask questions of and receive answers from the Company or persons acting on its behalf concerning the terms and conditions of the transactions referred to herein and the business and prospects of the Company and the Funds and that in connection therewith at no time was Purchaser presented with or solicited by any leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement or any other form of general advertising or general solicitation;

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               (ii) Purchaser acknowledges that Purchaser's investment in the
Stock may be long term and is by its nature speculative. Purchaser is aware that the Funds have no financial or operating history; that the Stock may be a speculative investment which involves a substantial degree of risk by Purchaser with respect to Purchaser's entire investment in the Funds; that there are substantial restrictions on the transferability of the Stock; and that there is no secondary public market for the Stock or any current prospects therefor, although the Stock is redeemable at the option of the holder.



                         GOLDEN WEST FINANCIAL CORPORATION,

                         a Delaware corporation

Date: 12/19/89           By:  /s/ Marion O. Sandler
      ----------------        ------------------------------------
                         Its: President and Chief Executive Officer